CLOSURE MEDICAL CORPORATION
              COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE
                                   (Unaudited)
                      (In thousands, except per share data)
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                                                                        Three Months Ended                Six Months Ended
                                                                    June 30,          June 30,        June 30,         June 30,
                                                                      1998              1997            1998             1997
                                                                    --------          --------        --------         -------
Weighted average common shares
 outstanding for the period                                           13,264            13,186          13,258           12,701
                                                                   --------           -------         -------           ------
Shares used in computing net income (loss) per share                 13,264             13,186          13,258           12,701
                                                                   ========           =======         =======          =======
Net income (loss)                                                  $ (2,320)          $(1,699)        $(4,276)          (3,195)
                                                                   ========           =======         =======          =======
Net income (loss) per share                                        $  (0.17)          $ (0.13)        $ (0.32)          $(0.25)
                                                                   ========           =======         =======          =======

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